Exhibit 10.6

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (this “Agreement”) is made as of October 14, 2020 (the “Effective Date”), by and between Medigus Ltd. an entity organized and existing under the laws of Israel (“Creditor”), and Eventer Technologies Ltd., an entity organized and existing under the laws of Israel (“Debtor”).

1.	THE LOAN.

1.1	THE ADVANCES.

(a)	COMMITMENT. From time to time, subject to the conditions in subparagraph 1.1(b) and 1.1(d) hereof, Creditor agrees to lend to Debtor hereunder, in one or more borrowings (an “Advance” or “Advances”), such sums not to exceed at any one time outstanding One Million and Two Hundred and Fifty Thousand USD ($1,250,000.00) (“Commitment”). Subject to the provisions of this Agreement, each Advance may be repaid and reborrowed in part or in full at any time and from time to time hereunder. Creditor may, in its sole discretion, decline to make any Advance only if there is been, or with the passage of time or notice, or both, there would be, an Event of Default (as defined in Section 4 hereof) which is then continuing.

(b)	NOTICE PERIOD. The disbursement of each Advance shall be made upon written notice received by Creditor (in the form or information similar to the attached as Exhibit 1) (each, an “Advance Notice”), not later than seven Business Days prior to the date of an Advance specifying the date of disbursement (which date shall be a Business Day) and the amount of the Advance. The Creditor may decide, in its sole discretion, if to make the Advance in USD or NIS. “Business Day” means any day other than a Saturday or other day on which pertinent commercial banks are authorized or required by law to close in Israel. Notwithstanding the foregoing, on the Effective Date, and without the Advance Notice Requirement (but subject to subparagraph 1.1(d)), the Creditor shall disburse to the Debtor an amount equal to Two Hundred and Fifty Thousand USD ($250,000) (the “Initial Advance”).

(c)	NOTICE CONFIRMATION. Notwithstanding anything to the contrary in this Agreement, all notices to be given by Debtor hereunder shall be in writing pursuant to Section 4.1 hereof or by telephone. Each telephonic notice shall be confirmed immediately in writing by Debtor. If there is any discrepancy between the telephonic notice accepted by Creditor and the written confirmation, the terms of the written notice shall be conclusive and binding.

(d)	PURPOSE. The Debtor will use the Initial Advances for research and development, growth and expansion purposes, and all other Advances for ongoing operations and activities, as also detailed a plan approved by the Creditor, upon signing of this Agreement (the “Business Plan”). Creditor’s approval shall be required for each Advance. Such Business Plan may be amended and updated from time to time by the Board of Directors of the Debtor (including the Medgius Directors (as defined in the Company’s Amended and Restated Articles of Association).

1.2	MATURITY. The repayment of each Advance shall be as follows: (a) with respect to each Advance (except for the Initial Advance), immediately (and in no event more than 30 days) following the completion of the project for which purpose the Advance was made (it being clarified that if the Advance was made in connection with a certain performance or event, then the date of such performance or event shall be deemed the completion date), and (b) with respect to the Initial, commencing on the 1st anniversary of the payment date of such Advance, the Creditor shall repay the applicable Advance (and all accrued interest) in twenty four (24) equal monthly installments. The date by which all repayments with respect to a certain Advance shall be made, shall be referred to as the “Maturity Date”.

1.3	INTEREST ON ADVANCES. Outstanding principal balances on the Advances shall bear interest at a rate equal to the higher of: (i) of 4% (for percent) per annum, or (ii) the interest rate determined by the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder. Interest shall accrue on each Advance from the date such Advance is made until such Advance and all accrued and unpaid interest relating to such Advance is repaid. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

1.4	PAYMENT OF INTEREST. Interest shall be payable monthly in accordance with the above Section 1.2. All payments with respect to the Advances received on the interest due date shall be applied first to the payment of interest and all charges or expenses payable by Debtor to Creditor hereunder (in such order as Creditor may determine) and the balance, if any, to principal. All full or partial repayments of Advances, not including the interest payments referred to in this Section 1.4, shall be governed by the terms of Section 1.6 hereof. Taxes shall be withheld from any payment of interest under this Agreement to the extent required under any applicable law (including any applicable tax treaty) and in such case interest payment shall be reduced by such taxes.

1.5	DEFAULT INTEREST. During the continuation of an Event of Default, upon notice by the Creditor to the Debtor, the interest rate shall be 2% per annum plus the rate set forth in Section 1.3 hereof.

1.6	VOLUNTARY REPAYMENT. Debtor may repay any Advance from time to time, without premium or penalty. Creditor in its sole discretion shall determine how and in what proportions to apply amounts prepaid against the principal and/or accrued interest of each Advance.

1.7	FORM OF PAYMENT. All payments of principal and interest payable to Creditor shall be made in the currency of the Commitment (as set forth in Section 1.1.1 hereof) in immediately available funds, without setoff or counterclaim.

1.8	LEGALITY. Creditor shall not be required to make any Advance unless the making of such Advance shall not subject Creditor to any penalty or special tax, shall not be prohibited by any law or governmental order or regulation applicable to Creditor or to Debtor or its subsidiaries, and all necessary consents, approvals and authorizations of any person for any such Advance shall have been obtained. Creditor and Debtor agree to use reasonable efforts to obtain such consents, approvals and authorizations, if available.

2.	FUNDING AND TERMINATION.

2.1	CLOSING DELIVERABLES. Upon signing of this Agreement the following shall have been met:

(a)	EXECUTED COUNTERPARTS. The parties hereto shall have exchanged executed counterparts of this Agreement.

(b)	CORPORATE AUTHORIZATION. The execution, delivery and performance by the parties of this Agreement have been duly authorized by all required corporate or other action.

(c)	BUSINESS PLAN. The receipt of a Business Plan satisfactory to the Creditor.

2.2	TERMINATION.

This Agreement shall terminate on the third anniversary of the Effective Date; provided, however, that any Advances then outstanding shall remain outstanding and subject to the provisions of this Agreement until the end of their respective Maturity Dates. Notwithstanding the aforesaid, this Agreement may continue in full force and effect either at the sole discretion of Creditor, or if requested by Debtor, with consent by Creditor.

3.	NO RIGHT OF SET-OFF. Except as otherwise agreed between Creditor and Debtor, Creditor is not authorized to and shall not set off or apply any amounts at any time held by Creditor and owing to Debtor, or any other indebtedness at any time owing by Creditor to Debtor, against any Advance or any of Debtor's other obligations hereunder.

4.	EVENTS OF DEFAULT. The occurrence of any of the following events (“Events of Default”) shall terminate any obligation on the part of Creditor to make any Advance or to continue any Advance and, at the option of Creditor, shall make all sums of interest and principal remaining on any Advance immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

4.1	OVERDUE PRINCIPAL. Debtor shall fail to pay any principal amount of any Advance when due in accordance with the terms hereof and not rectify such failure within 30 days from Creditor's written demand.

4.2	OVERDUE INSTALLMENTS OF INTEREST. Debtor shall fail to pay within 10 Business Days when due any installment of interest in accordance with the terms hereof, and not rectify such failure within 30 days from Creditor's written demand.

4.3	INSOLVENCY. (a) Debtor becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due or files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute or similar law of any jurisdiction now or hereafter in effect; (b) Debtor makes a general assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Debtor, as the case may be, or of or relating to a substantial portion of the property of, Debtor or for the winding up, dissolution or liquidation of Debtor; (c) such a receiver, trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator otherwise shall be appointed and shall not be discharged within 45 days after such appointment; or (d) if any order for relief under any applicable bankruptcy law shall be entered in any proceeding by or against Debtor.

4.4	DILUTION OF CREDITOR'S HOLDINGS. Creditor ceases to hold over 25% of the voting rights of the Debtor.

5.	CREDITOR RIGHTS. Upon the occurrence of an Event of Default, Creditor may avail itself of any legal or equitable rights that Creditor may have at law or in equity or under this Agreement. The remedies of Creditor as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of Creditor, and may be exercised as often as occasion therefor shall arise. Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other Event of Default, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

6.	SECURITY. This Agreement is secured by a Floating Charge Agreement (as amended from time to time, the “Floating Charge Agreement”) between Creditor and Debtor, of even date herewith.

7.	DEFAULT PAYMENT. With respect to each Advance, the Debtor may, at its sole discretion, on the Maturity Date of such Advance, convert any unpaid portion of the Advance to Ordinary Shares of the Company, calculated in accordance with the formula set forth in Section 7.2(e) of that Share Purchase Agreement by and between the Creditor and the Debtor dated as of an even-date.

8.	MISCELLANEOUS

8.1	CONFIDENTIALITY. Save as required for under applicable law, each Party hereby undertakes to the other Party to maintain the existence of this Agreement and its content in confidence, and not disclose or convey its content or existence to any person and/or entity whatsoever, other than as is reasonably required for the purpose of carrying out its obligations hereunder, without the prior written consent of the other Party.

8.2	NOTICES. Any communications between the parties hereto or notices provided herein to be given may be given by personal delivery or mailing the same, postage prepaid, to Creditor at Omer Industrial Park, No. 7A, P.O Box 3030, Omer 8496500, Israel and to Debtor at Bezalel 4, Ramat Gan; or to such other address as either party may in writing hereafter indicate. Notices shall be deemed effective on the date received.

8.3	INFORMATION RIGHTS.

(a)	Initial Documentation. Debtor has provided to Creditor written documentation and information regarding Debtor's financial position, specifically including all information pursuant to that certain Share Purchase Agreement dated as of October 14, 2020, entered into by and between Debtor and Creditor, and Creditor is aware of and familiar with Debtor's current state of affairs and financial position.

(b)	Ongoing Rights. Creditor may from time to time reasonably request information regarding the business, financial or corporate affairs of Debtor. In the event of such a request, Debtor shall deliver to Creditor promptly any such information requested.

8.4	ASSIGNMENT. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Creditor may assign its rights under this Agreement (but not its obligations) without the consent of Debtor. Debtor shall not assign this Agreement or any of the rights, duties or obligations of Debtor hereunder without the prior written consent of Creditor.

8.5	WAIVERS. No delay or omission to exercise any right, power or remedy accruing to Creditor upon any breach or default of Debtor under this Agreement shall impair any such right, power or remedy of Creditor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.6	SEVERABILITY. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

8.7	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, disregarding its conflict of laws rules.

8.8	SEPARATE COUNTERPART; AMENDMENTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be amended only by an instrument in writing duly signed by all parties hereto.

8.9	ENTIRE AGREEMENT. This agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties with respect to such matters.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.

MEDIGUS LTD.

By:	/s/ Eli Yoresh
Name:	Eli Yoresh
Title:	Chairman

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

EVENTER TECHNOLOGIES LTD.

By:	/s/ Eli Uzan
Name:	Eli Uzan
Title:	Chairman

By:	/s/ Julien Azoulay
Name:	Julien Azoulay
Title:	Chief Executive Officer

Exhibit 1

NOTICE OF ADVANCE

Under the terms of the Revolving Loan Agreement effective as of [ ] , Debtor hereby requests the following Advance:

Sum requested: ___________

Date of request: __________

Sums previously advanced and outstanding : __________

Accrued interest to date of request: _____________

Total loan facility utilized after this request: ___________

Debtor hereby confirms that none of the events specified in section 4 of the Revolving Loan Agreement (“Events Of Default”) have occurred.

EVENTOR TECHNOLOGIES LTD.

By:
Name:
Title: